Exhibit 11.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our audit report on the financial statements of Growth Stalk Group for the periods ended December 31, 2021 and December 31, 2020, dated August 1, 2022, included in Growth Stalk Holding Corp’s, Registration Statement on Form 1-A Regulation A Offering Statement Under the Securities Act of 1933 dated September 6, 2022.

Los Angeles, California
September 6, 2022